Exhibit 21.1

CenterState Banks of Florida, Inc.

Form 10-K

For Fiscal Year Ended December 31, 2003

Subsidiaries of Registrant

First National Bank of Osceola County, organized under the laws of the United States

First National Bank of Polk County, organized under the laws of the United States

Community National Bank of Pasco County, organized under the laws of the United States

CenterState Bank of Florida, organized under the laws of the State of Florida